Exhibit 4.20
Execution Version
AMENDMENT
AMENDMENT (this “Amendment”), dated as of February 28, 2011, to that certain Investment Agreement, dated as of December 20, 2010 (the “Investment Agreement”), is made by and among Broadcasting Media Partners, Inc., a Delaware corporation (“BMP”), BMPI Services II, LLC, a Delaware limited liability company (“BMPS2”), Univision Communications Inc., a Delaware corporation (“Univision”), Grupo Televisa S.A.B., a Mexico corporation (“Televisa”), and Pay-TV Venture, Inc., a Delaware corporation (“Pay-TV” and, together with BMP, BMPS2, Univision, Televisa, the “Parties”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Investment Agreement.
WITNESSETH:
WHEREAS, the Parties wish to amend the Investment Agreement as herein set forth to correct typographical errors in the post-Recapitalization capitalization of BMP and Univision, the number of shares issued to Televisa and the number of shares underlying the TV Debentures at Closing and to reflect the amendment and restatement of the 2011 Program License Agreement and Mexico License Agreement concurrently herewith; and
WHEREAS, this Amendment amends the Investment Agreement in accordance with Section 11.1 of the Investment Agreement.
NOW, THEREFORE, based upon the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, intending to be legally bound, hereby agree as follows:
AGREEMENTS
1. Amendments to the Investment Agreement.
(a) Section 1.1(a) of the Investment Agreement shall be amended as follows:
(i) the reference to the number “526,075 (five hundred twenty-six thousand seventy-five)” in such Section shall be deleted and replaced with “526,336 (five hundred twenty-six thousand three hundred thirty-six)”; and
(ii) the reference to the number “4,856,074 (four million eight hundred fifty-six thousand seventy-four)” in such Section shall be deleted and replaced with “4,858,485 (four million eight hundred fifty-eight thousand four hundred eighty-five)”.
(b) Section 1.1(b) of the Investment Agreement shall be amended as follows: the reference to the number “15,782 (fifteen thousand seven hundred eighty-two)” in such Section shall be deleted and replaced with “15,790 (fifteen thousand seven hundred ninety)”.

(c) Section 2.1 of the Investment Agreement shall be amended as follows: the reference to the number “526,075 (five hundred twenty six thousand and seventy five)” in such Section shall be deleted and replaced with “526,336 (five hundred twenty-six thousand three hundred thirty-six)”.
(d) Section 3.4(a) of the Investment Agreement shall be amended as follows:
(i) the reference to the number “9,995,418” in such Section shall be deleted and replaced with “10,000,381”; and
(ii) the reference to the number “2,000” in such Section shall be deleted and replaced with “1,000”.
(e) Schedule 3.4(a) to the Investment Agreement shall be replaced with the contents of Schedule 3.4(a) hereto.
(f) Section 3.4(c) of the Investment Agreement shall be amended as follows: the reference to the number “7.46%” in such Section shall be deleted and replaced with “7.47%”.
(g) Schedule 3.4(c) to the Investment Agreement shall be replaced with the contents of Schedule 3.4(c) hereto.
(h) Section 6.14 of the Investment Agreement shall be amended as follows:
(i) the reference to “(the ‘2011 Program License Agreement’)” in clause (i) of such Section shall be deleted and replaced with “(as amended from time to time, the ‘2011 Program License Agreement’)”.
(ii) the reference to “(the ‘IPRA Amendment’)” in clause (iii) of such Section shall be deleted and replaced with “(as amended from time to time, the ‘IPRA Amendment’)”.
(iii) the reference to “(the ‘Mexico License Agreement’)” in clause (iv) of such Section shall be deleted and replaced with “(as amended from time to time, the ‘Mexico License Agreement’)”.
(iv) the reference to “(the ‘Sales Agency Agreement’)” in clause (v) of such Section shall be deleted and replaced with “(as amended from time to time, the ‘Sales Agency Agreement’)”.
2. Representations.
(a) Each of BMP, BMPS2 and Univision represent and warrant to Televisa and Pay-TV that (i) all corporate and limited liability company action necessary for the authorization, execution, and delivery of this Amendment by it have been taken and obtained; (ii) this Amendment has been duly and validly executed and delivered by it and (assuming due authorization,

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execution and delivery by the other Parties hereto) shall be valid and legally binding upon it and enforceable against it, except to the extent the enforceability thereof may be limited by bankruptcy laws, insolvency laws, reorganization laws, moratorium laws or other laws of general applicability affecting creditors’ rights generally or by general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law); and (iii) its execution or delivery of this Amendment does not and will not conflict with or violate any provision of its organizational documents or any other agreements or binding arrangements entered into by and among BMP, BMPS2, Univision, or their respective subsidiaries or any of the Principal Investors and any of their respective shareholders or Affiliates.
(b) Each of Televisa and Pay-TV represent and warrant to BMP, BMPS2 and Univision that (i) all corporate and limited liability company action necessary for the authorization, execution, and delivery of this Amendment by it have been taken and obtained; (ii) this Amendment has been duly and validly executed and delivered by it and (assuming due authorization, execution and delivery by the other Parties hereto) shall be valid and legally binding upon it and enforceable against it, except to the extent the enforceability thereof may be limited by bankruptcy laws, insolvency laws, reorganization laws, moratorium laws or other laws of general applicability affecting creditors’ rights generally or by general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law); and (iii) its execution or delivery of this Amendment does not and will not conflict with or violate any provision of its organizational documents.
3. Deliveries. Simultaneously with the execution and delivery of this Amendment, BMP is delivering to Multimedia Telecom, S.A. de C.V. (or to Televisa or a subsidiary of Televisa as Televisa may designate) a certificate for 253 shares of Class C Common Stock, a certificate in the name of BMPS2 for 8 shares of Class C Common Stock, and a replacement page for the TV Debenture correcting the typographical error in the conversion rate as reflected in accordance with this Amendment.
4. Effectiveness. This Amendment shall be effective upon delivery of executed signature pages by all Parties hereto.
5. Reference to and Effect on the Investment Agreement; Ratification.
(a) Except as specifically amended above, the Investment Agreement is and shall continue to be in full force and effect and is hereby ratified and confirmed in all respects.
(b) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Party hereto under the Investment Agreement, or constitute a waiver of any provision of any other agreement.
(c) Upon the effectiveness of this Amendment, each reference in the Investment Agreement to “Investment Agreement”, “hereto”, “hereunder”, “hereof” or words of like import referring to the Investment Agreement, and, for the avoidance of doubt, each reference in any other Transaction Documents to “the Investment Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Investment Agreement, shall mean and be a reference to the Investment Agreement as amended hereby.

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6. Execution of Counterparts. This Amendment may be executed in any number of counterparts and by different Parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Amendment.
7. Governing Law. This Amendment and the negotiation, execution, performance or nonperformance, interpretation, construction and all matters based upon, arising out of or related to this Amendment, whether arising in law or in equity (collectively, the “Covered Matters”), and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to the Covered Matters, except for documents, agreements and instruments that specify otherwise, shall be governed by the laws of the State of Delaware without giving effect to its principles or rules of conflict of laws to the extent that such principles or rules would require or permit the application of laws of another jurisdiction.
8. Headings. The Section headings used or contained in this Amendment are for convenience of reference only and shall not affect the construction of this Amendment.
9. Severability. In the event that any provision hereof would, under applicable Law (other than Federal Communications Laws, in which case any modification or limitation must be agreed by each of Televisa, on the one hand, and the Majority Principal Investors, on the other hand (or, if there are no Principal Investors, the agreement of Televisa and the Board of the Company shall be required)), be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect pursuant to the preceding sentence, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.
10. Interpretation. Whenever the context and construction so require, all words used in the singular number herein shall be deemed to have been used in the plural, and vice versa, and the masculine gender shall include the feminine and neuter and the neuter shall include the masculine and feminine.
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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed by their respective officers hereunto duly authorized as of the day and year first above written.

BMP: BROADCASTING MEDIA PARTNERS, INC.
By:	*
	Name:	Andrew Hobson
	Title:	Senior Executive Vice President

BMPS2: BMPI SERVICES II, LLC
By:	*
	Name:	Andrew Hobson
	Title:	Senior Executive Vice President

UNIVISION: UNIVISION COMMUNICATIONS INC.
By:	*
	Name:	Andrew Hobson
	Title:	Senior Executive Vice President

*	The signature appearing immediately below shall serve as a signature at each place indicated with an “*” on this page:

/s/ Andrew Hobson
Name:	Andrew Hobson
Title:	Senior Executive Vice President

Signature Page to Amendment to Investment Agreement

TELEVISA:

GRUPO TELEVISA, S.A.B.
By:	/s/ Salvi Rafael Folch Viadero
	Name:	Salvi Rafael Folch Viadero
	Title:	Attorney-in-Fact

By:	/s/ Joaquín Balcárcel Santa Cruz
	Name:	Joaquín Balcárcel Santa Cruz
	Title:	Attorney-in-Fact

PAY-TV VENTURE, INC.
By:	/s/ Salvi Rafael Folch Viadero
Name: Salvi Rafael Folch Viadero
Title: Attorney-in-Fact

By:	/s/ Joaquín Balcárcel Santa Cruz
	Name:	Joaquín Balcárcel Santa Cruz
	Title:	Attorney-in-Fact
Signature Page to Amendment to Investment Agreement

Schedule 3.4(a)
Please see attached.

Schedule 3.4(c)
Please see attached.